CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements and Experts" in the Prospectus/Information Statement and to the use of our reports, dated December 29, 2014 with respect to Dreyfus Worldwide Dollar Money Market Fund, Inc. for the fiscal year ended October 31, 2014 and dated February 26, 2015 with respect to Dreyfus Liquid Assets, Inc. for the fiscal year ended December 31, 2014, which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Liquid Assets, Inc.

/s/ ERNST & YOUNG LLP

New York, New York
May 29, 2015